SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 2, 2002

                              LIFECELL CORPORATION
               (Exact Name of Registrant as Specified in Charter)

      Delaware                       01-19890                   76-0172936
  (State Or Other                 (Commission                 (IRS Employer
  Jurisdiction Of                  File Number)              Identification No.)
  Incorporation)

                          One Millenium Way
                          Branchburg, New Jersey          08876
               (Address of Principal Executive Offices) (Zip Code)

        Registrant's telephone number, including area code (908) 947-1100

Item 5.  Other Events.

         On April 2, 2002, LifeCell Corporation announced the resignation of a member of the Board of Directors and the appointment of a new member to the Board of Directors and issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1.


Item 7.  Financial Statements and Exhibits.

         (c) Exhibits

         99.1  Press release dated April 2, 2002.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  LIFECELL CORPORATION

                                             By:  /s/ Steven T. Sobieski
                                                  ------------------------------

                                                  Steven T. Sobieski
                                                  Chief Financial Officer

Date:   April 2, 2002



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Exhibit 99.1

For Immediate Release

FOR IMMEDIATE RELEASE
For Further Information:

Steve Sobieski, CFO                             Fern Lazar
LIFECELL                                        LAZAR PARTNERS
Phone: 908-947-1106                             Phone: 212-867-1762
E-mail: ssobieski@lifecell.com                  E-mail: flazar@lazarpartners.com


LifeCell Appoints Jonathan Silverstein to the Board of Directors

BRANCHBURG, N.J., April 2 /PRNewswire-FirstCall/ -- LifeCell Corporation (Nasdaq: LIFC - news), a leader in developing and commercializing biological solutions to repair or replace the body's damaged tissue, announced today that Jonathan Silverstein will join LifeCell's Board of Directors. Mr. Silverstein will replace Dr. Peter Costantino who has resigned from the Company's Board of Directors for personal reasons.

Mr. Silverstein is a Director at OrbiMed Advisors LLC ("OrbiMed"), one of the world's largest and most successful healthcare fund managers. OrbiMed manages roughly $4 billion dollars in global healthcare assets through 7 different funds. Mr. Silverstein joined OrbiMed in 1999 to focus on private equity and structured investments in small-capitalization public companies. From 1996 to 1999, Mr. Silverstein was the Director of Life Sciences in the investment banking department at Sumitomo Bank, Limited. During his tenure, Mr. Silverstein directed strategic alliances, mergers and acquisitions for the Bank's clients in the biotechnology and pharmaceutical sectors. Prior to 1996, Mr. Silverstein was an associate at Hambro Resources Development. Mr. Silverstein has a B.A. in Economics from Denison University and a J.D. and M.B.A. from the University of San Diego. Currently, Mr. Silverstein is a Director of Given Imaging, Ltd. (Nasdaq: GIVN - news) and Predix Pharmaceuticals, Inc.

OrbiMed led a privately negotiated investment in LifeCell in July 2001 and the firm currently holds approximately 12 percent of the Company. Mr. Silverstein stated, "When we looked at the competitive landscape in the biosurgery sector last summer, it was clear that LifeCell's management was creating a leading company with the right mix of products and partners. Another distinguishing feature was LifeCell's ability to reach profitability, which happened in the fourth quarter of 2001. I look forward to working with LifeCell's management and board to find the right mix of investment, product development and acquisitions to accelerate the Company's growth." As per an OrbiMed policy, Mr. Silverstein will only serve one term on the LifeCell board of directors.

Paul Thomas, President and CEO of LifeCell added, "Jonathan's experience in corporate finance, strategic alliances, and mergers and acquisitions will prove invaluable as we bring LifeCell to the next phase of corporate development. His financial acumen will complement the rest of the board's strengths and help LifeCell to formulate future growth strategies. We are delighted that someone of his caliber will join us and believe it underscores LifeCell's attractiveness as a company."

"We would also like to thank Dr. Costantino for his invaluable contributions as a board member since 1999." Mr. Thomas added.

About LifeCell

LifeCell is a leader in developing and marketing biologically based solutions for the repair and replacement of damaged or inadequate tissue in numerous different clinical applications. The Company's proprietary patented tissue matrix technology removes all cells from allograft tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. LifeCell currently markets three human tissue based products: AlloDerm(R) for plastic reconstructive and burn procedures through LifeCell's direct sales force and for periodontal procedures through BioHorizons, Inc.; Cymetra(TM), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales force and a co-promotion agreement with OMP, Inc.; and Repliform(TM), a version of AlloDerm for urology and gynecology procedures, through a marketing and distribution agreement with Boston Scientific Corporation. The Company's development programs include the application of its tissue matrix technology to vascular, nerve and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion.

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as our ability to develop new products, market additional products and complete acquisitions. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed with the Securities and Exchange Commission.